Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

NEWS RELEASE	Hilton H. Schlosberg
Vice Chairman
(951) 739-6200
Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2017 FOURTH QUARTER

AND

FULL YEAR FINANCIAL RESULTS

-- Fourth Quarter Net Sales Rise 7.5 percent to $810.4 million --

-- Fourth Quarter Net Income Increases 16.4 percent to $201.3 million --

-- Fourth Quarter Net Income per diluted share increases 17.5 percent to $0.35 per share --

Corona, CA – February 28, 2018 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and twelve-months ended December 31, 2017.

Fourth Quarter Results

Net sales for the 2017 fourth quarter increased 7.5 percent to $810.4 million from $753.8 million in the same period last year.  Gross sales for the 2017 fourth quarter increased 10.1 percent to $934.8 million from $848.8 million for the same period last year. Favorable currency exchange rates increased net sales by approximately $7.3 million and gross sales by approximately $9.3 million in the 2017 fourth quarter. Net sales and gross sales in the 2017 fourth quarter were adversely affected by inventory reductions by certain of our international distributors. The Company estimates that net sales in the 2017 fourth quarter were adversely affected by approximately 2 percent due to such reductions.

Net sales for the Company’s Monster Energy® Drinks segment, which is comprised of the Company’s Monster Energy® drinks, Monster Hydro® energy drinks and Mutant® Super Soda drinks, increased 7.6 percent to $736.1 million for the 2017 fourth quarter, from $684.4 million for the same period last year.  Net sales for the Company’s Strategic Brands segment, which includes the various energy drink brands acquired from The Coca-Cola Company, increased 7.8 percent to $69.6 million for the 2017 fourth quarter, from $64.5 million in the comparable 2016 quarter. Net sales for the Company’s Other segment, which includes certain products of American Fruits & Flavors (“AFF”) sold to independent third parties, were $4.7 million for both the 2017 and 2016 fourth quarters.

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Monster Beverage Corporation

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Net sales to customers outside the United States increased 8.7 percent to $210.4 million in the 2017 fourth quarter, from $193.5 million in the corresponding quarter last year.

Gross profit, as a percentage of net sales, for the 2017 fourth quarter was 62.1 percent as compared to 66.1 percent in the 2016 fourth quarter, primarily attributable to sales mix, inventory reserves in China, lower allowances as a percentage of sales in the 2016 fourth quarter, as well as to increases in certain other costs.

Operating expenses for the 2017 fourth quarter were $236.5 million, compared with $246.4 million in the 2016 fourth quarter. The comparable 2016 fourth quarter operating expenses included distributor termination expenses of $46.3 million.

Distribution costs as a percentage of net sales were 3.6 percent for the 2017 fourth quarter, compared with 3.2 percent in the fourth quarter last year.

Selling expenses as a percentage of net sales for the 2017 fourth quarter were 13.6 percent, compared with 12.0 percent in the fourth quarter last year.

General and administrative expenses for the 2017 fourth quarter were $96.7 million, or 11.9 percent of net sales, compared with $132.2 million, or 17.5 percent of net sales, for the 2016 fourth quarter.  General and administrative expenses for the comparable 2016 fourth quarter, excluding distributor terminations of $46.3 million, were $85.8 million, or 11.4 percent of net sales. Stock-based compensation (a non-cash item) was $13.0 million for the fourth quarter of 2017, compared with $12.1 million in the comparable quarter last year.

Operating income for the 2017 fourth quarter increased to $267.1 million from $251.7 million in the comparable quarter last year.

The effective tax rate for the 2017 fourth quarter was 24.8 percent, compared with 29.9 percent in the same period last year. The decrease in the effective tax rate was due primarily to an increase of $69.2 million in the stock compensation deduction related to excess tax benefits that are recorded in net income. The decrease in the effective tax rate was partially offset by a provisional charge of $39.8 million related to the revaluation of the Company’s deferred tax assets at December 31, 2017 and a $2.1 million charge for a one-time deemed mandatory repatriation of post-1986 earnings and profits, as a result of the Tax Reform Act signed into law on December 22, 2017.

Net income for the 2017 fourth quarter increased 16.4 percent to $201.3 million from $172.9 million in the comparable quarter last year.  Net income per diluted share for the 2017 fourth quarter increased 17.5 percent to $0.35 from $0.30 in the fourth quarter of 2016.

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Monster Beverage Corporation

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Rodney C. Sacks, Chairman and Chief Executive Officer, said: “Our strategic alignment with Coca-Cola system bottlers continues to progress.  During the fourth quarter, we launched our Monster Energy® brand in a number of smaller countries with Coca-Cola system bottlers, and are currently planning for further launches or transitions in 2018, including in Argentina, Armenia, Belarus and Tanzania in the first quarter and are at an advanced stage for a relaunch of our Monster Energy® brand in India. In the United States, we are in the process of launching Caffé Monster™, an energy coffee, in 13.7 oz. glass bottles in three flavors, as well as Muscle Monster® in 15 oz. plastic bottles in two flavors.  Further product launches are planned for 2018 in both our domestic and international markets, including Mutant®, positioned as an affordable energy brand, in South East Asia and Pakistan in the first half of 2018,” Sacks added.

2017 Twelve-Months

Net sales for the year ended December 31, 2017 increased 10.5 percent to $3.4 billion from $3.0 billion for the year ended December 31, 2016. Gross sales for the year ended December 31, 2017 increased 10.8 percent to $3.9 billion from $3.5 billion for the year ended December 31, 2016.  Unfavorable currency exchange rates decreased net sales by approximately $3.9 million and gross sales by approximately $8.2 million for the year ended December 31, 2017.

Net sales for the Company’s Monster Energy® Drinks segment increased 10.4 percent to $3.0 billion for the year ended December 31, 2017, from $2.8 billion for the year ended December 31, 2016.  Net sales for the Company’s Strategic Brands segment increased 10.0 percent to $299.8 million for the year ended December 31, 2017, from $272.5 million for the year ended December 31, 2016.  Net sales for the Company’s Other segment increased 27.0 percent to $21.6 million for the year ended December 31, 2017, from $17.0 million for the year ended December 31, 2016 (effectively from April 1, 2016 to December 31, 2016).

Net sales to customers outside the United States increased 23.9 percent to $909.3 million for the year ended December 31, 2017, from $733.7 million for the year ended December 31, 2016.

Gross profit as a percentage of net sales was 63.5 percent for the year ended December 31, 2017, compared with 63.7 percent for the year ended December 31, 2016.

Operating expenses for the year ended December 31, 2017 were $938.9 million, compared with $856.7 million for the year ended December 31, 2016.  Included in operating expenses were distributor termination expenses of $35.4 million and $79.8 million for the year ended December 31, 2017 and 2016, respectively. Included in operating expenses for the comparable 2016 period were AFF transaction related expenses of $4.5 million and stock repurchase expenses of $1.6 million.

Distribution costs as a percentage of net sales were 3.2 percent for both the years ended December 31, 2017 and 2016.

Selling expenses as a percentage of net sales for the year ended December 31, 2017 were 12.7 percent, compared with 11.4 percent for the year ended December 31, 2016.

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General and administrative expenses for the year ended December 31, 2017 were $402.7 million, or 12.0 percent of net sales, compared with $410.4 million or 13.5 percent of net sales, for the year ended December 31, 2016.  General and administrative expenses, excluding distributor terminations, were 10.9 percent of net sales for the year ended December 31, 2017, compared with 10.8 percent for the year ended December 31, 2016.  Stock-based compensation (a non-cash item) was $52.3 million for the year ended December 31, 2017, compared with $45.8 million for the year ended December 31, 2016.

Operating income for the year ended December 31, 2017 was $1.2 billion, compared with $1.1 billion for the year ended December 31, 2016.

The effective tax rate for the year ended December 31, 2017 was 31.7 percent, compared with 34.0 percent for the year ended December 31, 2016.

Net income for the year ended December 31, 2017 was $820.7 million, or $1.42 per diluted share, compared with $712.7 million, or $1.19 per diluted share, for the year ended December 31, 2016.

Investor Conference Call

The Company will host an investor conference call today, February 28, 2018, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster™ espresso + energy drinks, Caffé Monster™ energy coffee non-carbonated drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® energy shakes, Übermonster® energy drinks, Monster Hydro® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra Energy® energy drinks.  The Company’s subsidiaries also develop and market Mutant® Super Soda drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the disclosure of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transaction and the American Fruits & Flavors transaction; the effect of The Coca-Cola Company’s refranchising initiative, our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase program; unanticipated litigation concerning the Company’s products; changes in consumer preferences; changes in demand due to obesity and other perceived health concerns, including concerns relating to certain ingredients in our products or packages; changes in demand due to product safety concerns; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers and effects of retailer consolidation; unfavorable resolution of tax matters; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; unforeseen economic and political changes and local or international catastrophic events; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2017 AND 2016

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net sales[1]	$810,355	$753,765	$3,369,045	$3,049,393

Cost of sales	306,745	255,652	1,231,355	1,107,393

Gross profit[1]	503,610	498,113	2,137,690	1,942,000
Gross profit as a percentage of net sales	62.1%	66.1%	63.5%	63.7%

Operating expenses[2]	236,498	246,385	938,903	856,662
Operating expenses as a percentage of net sales	29.2%	32.7%	27.9%	28.1%

Operating income[1,2]	267,112	251,728	1,198,787	1,085,338
Operating income as a percentage of net sales	33.0%	33.4%	35.6%	35.6%

Other income (expense), net	733	(5,002)	2,836	(5,653)

Income before provision for income taxes[1,2]	267,845	246,726	1,201,623	1,079,685

Provision for income taxes	66,524	73,780	380,945	367,000
Income taxes as a percentage of income before taxes	24.8%	29.9%	31.7%	34.0%

Net income[1,2]	$201,321	$172,946	$820,678	$712,685
Net income as a percentage of net sales	24.8%	22.9%	24.4%	23.4%

Net income per common share:
Basic	$0.36	$0.30	$1.45	$1.21
Diluted	$0.35	$0.30	$1.42	$1.19

Weighted average number of shares of common stock and common stock equivalents:
Basic	564,500	568,975	566,782	587,874
Diluted	575,036	580,519	577,141	599,819

Case sales (in thousands) (in 192-ounce case equivalents)	86,548	77,966	359,957	320,960
Average net sales per case[3]	$9.31	$9.61	$9.30	$9.45

1Includes $11.8 million and $11.7 million for the three-months ended December 31, 2017 and 2016, respectively, related to the recognition of deferred revenue. Includes $43.4 million and $40.3 million for the twelve-months ended December 31, 2017 and 2016, respectively, related to the recognition of deferred revenue.

²Includes ($0.5) million and $46.3 million for the three-months ended December 31, 2017 and 2016, respectively, of distributor termination costs. Includes $35.4 million and $79.8 million for the twelve-months ended December 31, 2017 and 2016, respectively, of distributor termination costs.

3Excludes Other segment net sales of $4.7 million for both the three-months ended December 31, 2017 and 2016, comprised of sales of AFF Third-Party Products to independent third-party customers as these sales do not have unit case equivalents. Excludes Other segment net sales of $21.6 million and $17.0 million for the twelve-months ended December 31, 2017 and 2016, respectively, comprised of sales of AFF Third-Party Products to independent third-party customers as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND DECEMBER 31, 2016

(In Thousands, Except Par Value) (Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$528,622	$377,582
Short-term investments	672,933	220,554
Accounts receivable, net	449,476	448,051
The Coca-Cola Company transaction receivable	–	125,000
Inventories	255,745	161,971
Prepaid expenses and other current assets	40,877	32,562
Prepaid income taxes	138,724	66,550
Total current assets	2,086,377	1,432,270

INVESTMENTS	2,366	2,394
PROPERTY AND EQUIPMENT, net	230,276	173,343
DEFERRED INCOME TAXES	92,333	159,556
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,034,085	1,032,635
OTHER ASSETS	13,932	21,630
Total Assets	$4,791,012	$4,153,471

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$245,910	$193,270
Accrued liabilities	87,475	79,526
Accrued promotional allowances	137,998	110,237
Accrued distributor terminations	91	8,184
Deferred revenue	43,236	41,672
Accrued compensation	34,996	30,043
Income taxes payable	10,645	7,657
Total current liabilities	560,351	470,589

DEFERRED REVENUE	334,354	353,173

OTHER LIABILITIES	1,095	–

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 629,255 shares issued and 566,298 outstanding as of December 31, 2017; 623,201 shares issued and 566,566 outstanding as of December 31, 2016	3,146	3,116
Additional paid-in-capital	4,150,628	4,051,245
Retained earnings	2,928,226	2,107,548
Accumulated other comprehensive loss	(16,659)	(23,249)
Common stock in treasury, at cost; 62,957 and 56,635 shares as of December 31, 2017 and December 31, 2016, respectively	(3,170,129)	(2,808,951)
Total stockholders’ equity	3,895,212	3,329,709
Total Liabilities and Stockholders’ Equity	$4,791,012	$4,153,471